TEMPLETON GLOBAL GOVERNMENTS INCOME TRUST
                            Broward Financial Centre
                       500 East Broward Blvd./Suite 2100
                         Ft. Lauderdale, FL 33394-3091
                               Tel: 954/527-7500

FOR IMMEDIATE RELEASE:

Contact Holly Gibson at 415/312-4701.

                   TEMPLETON GLOBAL GOVERNMENTS INCOME TRUST
                 ANNOUNCES OPEN MARKET SHARE REPURCHASE PROGRAM

Ft. Lauderdale, Florida, February 26, 1997. Templeton Global Governments Income Trust (the "Trust") (New York Stock Exchange: TGG), a closed-end management investment company, announced today that the Board of Trustees of the Trust has authorized management to implement an open-market share repurchase program pursuant to which the Trust from time to time at the discretion of management may purchase up to an aggregate of 2 million shares of the Trust's shares of beneficial interest (approximately 10% of the shares outstanding on February 18, 1997) in open-market transactions.

The Trust is designed for investors seeking a high level of current income consistent with the preservation of capital through investing in debt securities of government entities of various nations throughout the world. The Trust's investment manager is the Templeton Global Bond Managers Division of Templeton Investment Counsel, Inc., and Neil S. Devlin is the Trust's lead portfolio manager. The Trust currently has total assets in excess of $188 million.

The Trust's investment manager is a subsidiary of Franklin Resources, Inc. (NYSE: BEN). Franklin's main business is the $186 billion Franklin Templeton Group. Franklin has its headquarters at 777 Mariners Island Blvd., San Mateo, California 94404.